EXHIBIT 10.19

CONFIDENTIAL TREATMENT REQUESTED WHERE INDICATED *

Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

March 28, 2007

Damien Tanaka
President & CEO
Aduromed Corporation
3 Trowbridge Drive
Bethel, CT 06801

Dear Mr. Tanaka:

This Letter Amendment shall confirm the understanding between you and our representatives that, effective January 1, 2007, the Master Agreement between ADUROMED CORPORATION (“Aduromed”) and ARAMARK MANAGEMENT SERVICES LIMITED PARTNERSHIP (“ARAMARK”) dated September 1, 2004 (the “Agreement”) shall be amended as follows:

1.    Products and Services.    Section 1.1, Products and Services, is amended as follows:

a.
“Participating ARAMARK Clients” shall be defined as those entities listed on a separate written schedule which is provided from time to time by ARAMARK to Aduromed. Such written schedule may be amended by ARAMARK from time to time; however, as of any specific date, Aduromed shall be entitled to rely on the latest written version of such schedule which Aduromed has as of such date.

b.	New Sections 1.1(h) and 1.1(i) are added, as follows:

“(h) Aduromed will provide support to ARAMARK accounts only in accordance with the terms of this Agreement. Notwithstanding any language to the contrary in this Agreement, ARAMARK District Managers will lead the sales effort, and Aduromed sales representatives may attend sales interactions as directed by the ARAMARK District Manager. Aduromed sales representatives agree not to approach ARAMARK Clients directly, unless authorized by ARAMARK.”

(i) For new ARAMARK EVS or Facilities sales, if Aduromed has not provided a quote at the time of ARAMARK’s survey scheduling, ARAMARK will be given the opportunity to include Waste Stream QL (with Aduromed) in the proposal to such client.

2.    Removal of Volume Allowance.    Section 7.1 is deleted in its entirety.

CONFIDENTIAL TREATMENT REQUESTED WHERE INDICATED *

3.    Restructure Growth Allowance Rates.    Section 7.2 is revised to include the following chart:

Total Purchases Of All Products (Equipment and Consumables and All Maintenance) (Annual Sales per Contract Year)	Growth Allowance Rate Multiplied by Total Purchase of All consumables (Excluding Equipment) And All Maintenance
*	*
*	*
*	*
*	*
*	*
*	*
*	*

4.    Removal of Catch-All Allowance.    Section 7.3 is deleted in its entirety.

5.    Payment of Allowances.    Consistent with paragraphs 2 through 4 above, Section 7.5 is revised to state as follows:

“7.5 Payment of Allowances. Within 60 days after the end of each Contract Year, Aduromed will pay to ARAMARK the Growth Allowance for all Aduromed Volume Reports for that respective Contract Year. All amounts which are not paid when due to ARAMARK under this Agreement will bear interest at the rate of 1% per month until paid in full.

All Allowance payments will be made by check payable to ARAMARK but, at ARAMARK’s direction herein, will be made payable to ARAMARK’s affiliate, ARAMARK Food and Support Services Group, Inc., at the following address:

ARAMARK FOOD AND SUPPORT SERVICES GROUP, INC.
22nd floor
1101 Market Street
Philadelphia, Pennsylvania 19107
Attn: Vice President, Finance and Allied Procurement”

6.    Removal of Exclusivity Threshold.

a.	Exhibit C, Section 1 is deleted in its entirety and replaced with the following new Section 1:

“1. Dealings with ARAMARK Competitors; Restrictive Covenant. Aduromed covenants and agrees that for the Term of this Agreement (as amended), that Aduromed, directly or indirectly, will not solicit or enter into an exclusive agreement to provide waste equipment (by bid, proposal, offer, or otherwise) or provide, on an exclusive basis, Products or Services of the general nature described in Section 1 of this Agreement, directly or indirectly, to or on behalf of any competitors of ARAMARK in the outsourced management

CONFIDENTIAL TREATMENT REQUESTED WHERE INDICATED *

services industry (including but not limited to competitors such as Crothall, Sodexho, Compass, Johnson Controls, Siemens, Morrison’s, and Hospital Housekeeping of America), or to any general purchasing organization.

Aduromed acknowledges and agrees that any breach or threatened breach by Aduromed of this Section would cause irreparable damage and harm to ARAMARK, which would be difficult to ascertain. Accordingly, ARAMARK will be entitled to seek injunctive or other equitable relief, if ARAMARK so elects, in addition to any other remedies available to ARAMARK at law or in equity.

b.	Exhibit C, Section 2 is deleted in its entirety and replaced with the following new Section 2:

“2. Dealings with Aduromed Competitors; Restrictive Covenant. Subject to Sections 3 and 4, below, ARAMARK covenants and agrees that for the Term of this Agreement (as amended), that ARAMARK, directly or indirectly, will not solicit or enter into an exclusive agreement for waste equipment (by bid, proposal, offer, or otherwise) with any competitors of Aduromed.

ARAMARK acknowledges and agrees that any breach or threatened breach by ARAMARK of this Section would cause irreparable damage and harm to Aduromed, which would be difficult to ascertain. Accordingly, Aduromed will be entitled to seek injunctive or other equitable relief, if Aduromed so elects, in addition to any other remedies available to Aduromed at law or in equity.”

c.	Exhibit C, Section 3.4(a) is deleted in its entirety.

7.
Referral Award Bonus. ARAMARK will receive a referral award bonus of *% of the total sales price (“Referral Award Bonus”) for each ARAMARK Independent Account that ARAMARK opens up for Aduromed sales representatives, that results in a sale for Aduromed.

In all other respects, the Agreement shall remain in full force and effect. This Letter Amendment shall be attached to, and become a part of, the Agreement.

If the foregoing is in accordance with your understanding, kindly sign, date and return this Letter Amendment at your earliest convenience.

Very truly yours,

ARAMARK MANAGEMENT SERVICES LIMITED PARTNERSHIP,
By its General Partner ARAMARK SMMS LLC

By:  /s/ Mary Ann Wyman

MaryAnn Wyman
Executive Vice President

Agreed to and accepted this 28th day of March, 2007.

ADUROMED CORPORATION

By:  /s/ Damien Tanaka

Damien Tanaka
President & CEO